Exhibit 10

BANKFINANCIAL CORPORATION

DIVIDEND REINVESTMENT PLAN

The following, in a question and answer format, are the provisions of the BankFinancial Corporation Dividend Reinvestment Plan.

1. What is the BankFinancial Corporation Dividend Reinvestment Plan?

The BankFinancial Corporation Dividend Reinvestment Plan (the “Plan”) is a convenient and simple purchase plan designed for long-term share ownership for existing stockholders to increase their holdings of shares of BankFinancial Corporation (“BankFinancial”) common stock. The Plan allows participants to have dividends automatically reinvested in shares of BankFinancial common stock and to make optional cash investments through the Plan administrator, Computershare Trust Company (“Computershare”).

The Plan is designed for long-term investors who wish to invest and build their share ownership over time, and not intended to provide a mechanism for obtaining short-term profits or engaging in other strategies involving rapid turnover of shares or proliferation of accounts. Accordingly, BankFinancial reserves the right to refuse to allow participation by otherwise eligible stockholders of record who engage in, or who BankFinancial believes may engage in, practices it deem to be inconsistent with the purposes of the Plan or detrimental to the Plan or other participants.

2. What options are available under the Plan?

The Plan allows participants to:

•	Have dividends on all or a part of their BankFinancial shares automatically reinvested in additional shares of BankFinancial common stock; and

•	Make optional cash investments in BankFinancial common stock.

3. Who is the Plan administrator?

Computershare will be the Plan administrator for the Plan. Computershare will keep records, send statements of account to participants and perform other clerical duties relating to the Plan.

4. Who is the independent agent?

Computershare, an independent agent, will execute purchases and sales of shares of common stock on behalf of the Plan and its participants for purchases and sales to be made in the open market through a broker. The independent agent will make purchases for initial and optional cash investments on a quarterly basis. Computershare is not

BankFinancial’s affiliate, and neither BankFinancial nor any affiliate will exercise any direct or indirect control or influence over the times when or the prices at which the independent agent may purchase shares of BankFinancial common stock for the Plan, the amount of common stock to be purchased by the independent agent, or the manner in which the common stock is to be purchased by the independent agent. BankFinancial may replace the independent agent at its sole discretion.

5. Who is eligible to participate in the Plan?

Any stockholder of record who holds twenty-five (25) or more shares of BankFinancial Corporation common stock is eligible to participate in the Plan, except as otherwise determined by the Board of Directors of BankFinancial. The Board of Directors may refuse to offer the Plan to stockholders of BankFinancial residing in any state that requires the registration or qualification of the stock to be issued pursuant to the Plan, or exemption therefrom, if such registration, qualification or exemption results in undue burden or expense to BankFinancial, as determined by the Board of Directors in its sole discretion.

6. Can a person who is not a BankFinancial stockholder participate in the Plan?

No. The Plan is only open to stockholders of record of BankFinancial common stock.

7. How does a person enroll shares that are held in the name of a bank, broker or nominee?

A person may only enroll shares that are owned of record in the Plan. This means that a stockholder must first become the record owner of any shares that are held in the name of a bank, broker or nominee and then submit an enrollment form to have dividends on those shares reinvested under the Plan (or, if a stockholder is already enrolled, confirm that the stockholder’s current election would cause reinvestment with respect to those shares).

8. Are there fees associated with participation?

BankFinancial will pay the expenses incurred in operating the Plan and purchasing shares under the Plan, except as described below. The current service charges to participants associated with participation in the Plan are summarized in the chart below:

Costs to Participants

Per sale of securities from Plan	$15.00 plus $0.12 per share
Certificate safekeeping	No charge
Automatic debit purchase	None
Optional cash investments (other than reinvested dividends or automatic debit)	None
Minimum optional cash investment	$200.00
Maximum optional cash investment per quarter	$5,000.00
Returned checks	$25.00
Duplicate statements
Current year	No charge
Prior years	$20.00

BankFinancial may change the amount of these fees or institute new fees at any time upon 30-days’ advance written notice, which notice may be set forth in the statements that participants receive.

9. How will shares in the Plan be held?

All shares of BankFinancial common stock purchased under the Plan (whether as an optional cash investment or through dividend reinvestment including reinvestment of dividends on shares a stockholder continues to hold in his or her own name) will be registered in the name of Computershare or its nominee, as custodian, and credited to the participant’s account under the Plan.

10. May a participant elect full or partial reinvestment of his or her shares?

Yes. A participant may choose to reinvest all or a portion of the cash dividends paid on shares held by Computershare in the participant’s account or held of record in the participant’s name toward the purchase of additional shares of BankFinancial common stock. A participant may change his or her election at any time.

11. How will a participant receive cash dividends if he or she elects partial dividend reinvestment?

If a participant chooses partial dividend reinvestment, then his or her cash dividends that are not reinvested will either be paid by check or can be deposited directly into the participant’s bank account. The participant must complete the appropriate sections of the enrollment form or notify Computershare. The participant may change the designated bank account for direct deposit by notifying Computershare.

12. When will dividend reinvestment begin?

Record dates for determining the record holders of shares of common stock entitled to receive cash dividends declared on the common stock are chosen by BankFinancial’s Board of Directors. If an enrollment form is received and processed by Computershare before a dividend record date, the reinvestment of dividends will begin with the payment of that dividend. If the enrollment form is received and processed by Computershare on or after the dividend record date, the reinvestment of dividends will not start until payment of the next dividend. Dividend record dates will vary from time to time.

13. Can a participant make an optional cash investment?

Yes.

14. What are the minimum and maximum amounts for optional cash investments?

Each optional cash investment must be for a minimum of $200, subject to a maximum of $5,000 per calendar quarter. Whether participating through the use of a personal check, recurring automatic quarterly deduction from a bank account or one-time online bank debit, the $200 minimum and $5,000 maximum per calendar quarter applies.

15. When will shares be purchased under the Plan?

The Plan’s investment date will be the date for payment of the cash dividend or as soon as practicable after that date. Computershare will commingle all funds received from participants. No interest will be paid on any funds held by Computershare between investment dates. Once an order is placed, the participant may not request a cash refund or otherwise change his or her order.

If Computershare is to reinvest dividends through the purchase of shares in the open market, BankFinancial will promptly pay to Computershare all dividends payable for all shares of common stock held of record by the participant or on the participant’s behalf in the participant’s Plan account for which the participant has elected to reinvest cash dividends, subject to any applicable tax withholding requirements. Computershare will generally invest all dividend funds authorized to be reinvested within the same time frame as used for optional cash investments. If Computershare is to reinvest dividends on shares through the purchase of shares directly from BankFinancial, BankFinancial will transfer the purchased shares to Computershare on the dividend payment date in lieu of transmitting the cash dividend, subject to any applicable tax withholding.

16. At what price will shares be purchased?

The price per share of shares purchased in the open market, whether purchased with optional cash investments or dividends, or both, will be the weighted average cost of all shares purchased by Computershare’s broker including any broker fees or commissions for each aggregate order placed by Computershare. The price of shares of common stock (if any) purchased from BankFinancial for reinvested dividends will be the average of the high and low sales prices of shares of BankFinancial common stock in transactions reported on The NASDAQ Stock Market on the dividend payment date.

17. How are shares allocated under the Plan?

Shares of common stock purchased with reinvested dividends or optional cash investments will be allocated by Computershare among the accounts of all participants. The number of shares that will be allocated to a participant’s account following any investment date will depend on the amount of dividends and optional cash investments (if any) available for investment on that date and the purchase price of the shares. An account will be credited with a number of shares (including fractions computed to six decimal places) equal to the total funds to be invested for a participant, divided by the applicable purchase price (also computed to six decimal places).

18. Will fractional shares be purchased?

Yes. If any dividend or optional cash investment is not sufficient to purchase a whole share of BankFinancial common stock, a fractional share equivalent will be credited to an account. All fractional shares are computed to six decimal places.

19. How are returned checks or ACH rejections handled?

In the event that any check is returned unpaid or other deposit is not effected for any reason, or an authorized electronic funds transfer is not effected, Computershare will consider the request for investment of that purchase null and void and will immediately remove from the account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts plus applicable fees, Computershare may sell additional shares from the account as necessary to satisfy the uncollected balance. An administrative charge, as in effect at the time (See Question 8), will be assessed in the event that a participant’s check for an optional cash investment is returned or an electronic funds transfer is not effected. Computershare may collect this fee through the sale of the number of shares from the participant’s Plan account necessary to satisfy the fee.

20. Will interest be paid on the Plan accounts?

No.

21. What is the source of BankFinancial common stock purchased through the Plan?

Shares of common stock to be purchased pursuant to an optional cash investment under the Plan must be purchased in the open market. For reinvested dividends, BankFinancial may choose in its sole discretion to make shares of common stock available for purchase from authorized but unissued shares or from shares held as treasury stock. To the extent shares are made available for purchase of stock for reinvested dividends under the Plan, Computershare will purchase the shares from BankFinancial. To the extent shares are not made available for purchase under the Plan directly from BankFinancial (or to the extent that purchases under the Plan are pursuant to an optional cash investment), Computershare will purchase shares of common stock in the open market.

For purchases made in the open market, on each investment date, Computershare will use dividends and optional cash investments to purchase shares of common stock on that investment date or in the ordinary course of business after that investment date. Neither BankFinancial nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by Computershare.

If at any time BankFinancial determines not to make shares available under the Plan (for purchase of stock for reinvested dividends) and the independent agent fails to purchase shares in the open market (due to the operation of applicable laws, the closing of the securities markets, any other temporary curtailment or suspension of open market purchases or the unavailability of shares in the market, for example), neither BankFinancial nor Computershare will have any liability to any participant arising out of the failure to make purchases at that time.

If shares of common stock are not purchased: (i) within 30 days after an Investment Date; or (ii) within 30 days of the receipt of an optional cash investment, Computershare will mail to each participant a check in the amount of the unapplied cash dividends and optional cash investments, without interest.

22. How may a participant receive a stock certificate?

A certificate may be obtained for some or all of the whole shares held in a participant’s Plan account at any time by requesting Computershare to withdraw shares from the participant’s Plan account.

Certificates are normally issued to participants within five business days after receipt of the request. Withdrawing shares from an account does not affect a dividend reinvestment election. No certificates will be issued for fractional shares of common stock.

23. May certificated shares of BankFinancial common stock be added to a Plan account for safekeeping?

Yes. At the time of enrollment in the Plan, or at any later time, a participant may use the Plan’s share certificate safekeeping service to deposit with Computershare any BankFinancial common stock certificates in the participant’s possession and registered in the participant’s name. There is no charge for this service.

24. How may a participant sell shares that are held through the Plan?

A participant may sell all or a portion of the whole shares held in a Plan account at any time, upon request. All sale instructions received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading. All sale instructions are final when Computershare receives them. Sale instructions cannot be cancelled or stopped. Proceeds, less the administrative service charge in effect at the time (See Question 8), are normally paid by check, mailed three business days after the sale.

25. Can a participant transfer shares held in the Plan to someone else?

Yes. A participant may transfer ownership of some or all of his or her shares held through the Plan.

A participant may transfer shares to new or existing BankFinancial stockholders. However, a new Plan account will not be opened for a transferee as a result of a transfer of less than twenty-five (25) shares.

26. How does a participant modify a reinvestment election?

A participant may modify a reinvestment election by contacting Computershare. The request must be received and processed before 12:00 noon, Central Time on a dividend record date to be effective for the dividend distributed to the participant as a stockholder as of that date.

27. How may a participant close a Plan account?

A participant may close a Plan account by requesting that all shares be issued to the participant in the form of a stock certificate and that a check be issued for the value of any fractional share amount. Alternatively, a participant may close a Plan account by requesting that all shares be sold on the open market and a check be sent to the participant for the proceeds, less the administrative service charge in effect at the time (See Question 8), for all full and fractional shares. In the event a participant’s notice of termination is received near a record date for an account whose dividends are to be reinvested, Computershare, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of the terminating participant. In the event reinvestment is made, Computershare will process the termination as soon as practicable, but in no event later than five business days after the investment is completed.

Closing an account does not affect a dividend reinvestment election. If a participant wishes to stop future reinvestment of dividends and the re-establishment of an account, the request should state that future dividends should not be reinvested or should be sent with a new enrollment form electing no dividend reinvestment. A participant who selects no dividend reinvestment, with such request received and processed after 12:00 noon, Central Time on a dividend record date, will have his or her dividend distributed as a stockholder as of that date reinvested and the account will not be closed until after the participant receives the shares resulting from the dividend pending reinvestment.

28. What reports will a participant receive?

Transaction statements of an account will be sent to a participant when there is activity in his or her account. Each statement will show the amount invested, the purchase or sale price of the Plan transactions, the number of shares purchased or sold and the applicable service charges, as well as any activity associated with share deposits or withdrawals. In addition, a participant will be sent copies of the same communications sent to all other holders of shares of BankFinancial common stock, such as annual reports and proxy statements, and will also be sent any required Internal Revenue Service information statements.

29. What if BankFinancial issues a stock dividend or declares a stock split or rights offering?

Any stock dividend or split shares distributed by BankFinancial to holders of shares of common stock held in the Plan accounts will be added to a participant’s account balance. Each participant will receive a statement indicating the number of shares added as a result of the transaction. In the event of a rights offering, each participant will receive rights based upon the total number of whole shares owned, whether the shares are held in the form of a physical certificate or held in a Plan account.

30. How are the Plan shares voted at stockholders’ meetings?

In connection with any meeting of BankFinancial stockholders, participants will be sent a proxy card or request for voting instructions representing both the shares represented by physical certificates and the shares held in the Plan accounts. Those shares will be voted as a participant indicates on the returned proxy card or request form. Fractional shares will be voted. If a participant signs and return the proxy card or request form and no voting instructions are given with respect to any item on the proxy card or request form, all of the participant’s shares will be voted in accordance with the recommendations of BankFinancial’s Board of Directors.

As an alternative to returning a proxy card or request form, participants may also be able to vote by telephone or online by following the instructions in the proxy materials if that method is available.

31. Can the Plan be changed?

Yes. BankFinancial and Computershare may suspend, modify or terminate the Plan at any time. All participants will be sent notice of any suspension, modification or termination. If the Plan is terminated, certificates for whole shares held in the Plan accounts will be issued and cash payments will be made for any fractional shares. BankFinancial reserves the right to deny, suspend or terminate participation by a participant who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, Computershare will notify a participant in writing and will continue to safekeep the participant’s shares but will no longer accept optional cash investments or reinvest dividends. Computershare will issue a certificate for shares to you upon written request.

Computershare also may terminate a Plan account that does not hold at least twenty-five (25) shares. In the event a participant’s Plan account is terminated for this reason, a check for the cash value of the fractional share will be sent to the participant and the participant’s account will be closed.

32. What are the responsibilities of BankFinancial and Computershare under the Plan?

Neither BankFinancial nor Computershare will be liable for any act or omission to act, which was done in good faith, including without limitation any claims based on delays in processing stockholder directions or requests and any claim of liability arising out of the failure to terminate a participant’s account upon the participant’s death prior to receipt of notice in writing of the death along with a request to terminate participation from a qualified representative of the deceased.

Neither BankFinancial nor Computershare can assure participants of a profit or protect participants against a loss on shares purchased through the Plan. The payment of dividends is subject to the discretion of BankFinancial’s Board of Directors and will depend upon future earnings, the financial condition of BankFinancial and other factors. Dividends may increase or decrease.

33. What are the federal income tax consequences of participating in the Plan?

Participants in the Plan are advised to consult their own tax advisors with respect to the tax consequences of participation in the Plan (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to their particular situations.